Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS SECOND QUARTER 2019 RESULTS

•	Updates Capital Expenditure Plan

•	Completed Acquisition of InfraREIT

DALLAS (August 2, 2019) —Oncor Electric Delivery Company LLC (Oncor) today reported second quarter 2019 results including net income of $139 million which was slightly lower than second quarter 2018 net income of $143 million. The results were driven primarily by below normal temperatures in the quarter compared to above normal temperatures in the second quarter of 2018.

“We are pleased with the growth and underlying business performance during the second quarter along with the continued integration of InfraREIT assets into our operations,” said Allen Nye, chief executive officer of Oncor. “Despite numerous damaging storms that swept across our service territory, our employees continued to work safely to restore power to our customers. We remain focused on providing safe, reliable electric service and investing in Texas’ electric infrastructure.”

Oncor’s net income of $255 million for the six months ended June 30, 2019 compared favorably to net income of $232 million for the six months ended June 30, 2018. Condensed financial and operational results are provided in Tables A, B, C and D below.

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Operating Highlights

Oncor continues to operate a robust capital expenditures program and today is updating its previously announced capital expenditures projections. Based on a long-term plan presented to its board of directors and additional anticipated capital projects, including projected capital expenditures as a result of the InfraREIT acquisition, Oncor and its subsidiaries now expect capital expenditures of $2.1 billion in 2019 and $2.3 billion to $2.5 billion in each of the years 2020 through 2023.

On May 16, 2019, Oncor completed its acquisition of InfraREIT, Inc. (InfraREIT) and its subsidiaries for an aggregate purchase price of approximately $1.33 billion (consisting of cash consideration paid for the entities’ outstanding equity interests and the payment of certain InfraREIT transaction expenses). In addition, Oncor extinguished all of the outstanding debt of InfraREIT and its subsidiaries, totaling approximately $953 million aggregate principal amount, by repaying $602 million aggregate principal amount of outstanding InfraREIT subsidiary debt and exchanging $351 million aggregate principal amount of outstanding InfraREIT subsidiary senior notes for newly issued Oncor senior secured notes. The acquisition greatly expands Oncor’s existing footprint in Texas by adding various electricity transmission and distribution assets and projects in the north, central, west and panhandle regions of Texas. To fund the cash consideration and certain transaction expenses, Oncor received capital contributions from its members in an aggregate amount of approximately $1.33 billion.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. (Eastern Time) with senior management of Sempra Energy, which will include discussion of Q2 results and other information relating to Oncor. Access is available by logging onto Sempra Energy’s website, www.sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to obtain access to the live webcast, it will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7726556.

Oncor’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and once filed, will be available on Oncor’s website, www.oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Net Income

Three and Six Months Ended June 30, 2019 and June 30, 2018; $ millions

	Q2 ‘19	Q2 ‘18	YTD ‘19	YTD ‘18
Operating revenues	$1,041	$1,021	$2,057	$2,011

Operating expenses:
Wholesale transmission service	254	238	514	483
Operation and maintenance	204	203	425	422
Depreciation and amortization	178	168	350	334
Provision in lieu of income taxes	31	47	56	80
Taxes other than amounts related to income taxes	121	121	243	246

Total operating expenses	788	777	1,588	1,565

Operating income	253	244	469	446
Other deductions and (income) – net	25	18	42	50
Nonoperating benefit in lieu of income taxes	(4)	(4)	(7)	(11)
Interest expense and related charges	93	87	179	175

Net income	$139	$143	$255	$232

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Six Months Ended June 30, 2019 and June 30, 2018; $ millions

	YTD ‘19	YTD ‘18
Cash flows – operating activities:
Net income	$255	$232
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	391	393
Provision in lieu of deferred income taxes – net	13	26
Other – net	(3)	(1)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	(108)	45
Other operating assets and liabilities	(193)	(145)

Cash provided by operating activities	355	550

Cash flows — financing activities:
Issuances of long-term debt	1,300	—
Repayment of long-term debt	(738)	(144)
Proceeds of business acquisition bridge loan	600	—
Repayment of business acquisition bridge loan	(600)	—
Payment of acquired entity credit facilities	(114)	—
Change in short-term borrowings	260	346
Capital contributions from members	1,470	144
Distributions to members	(142)	—
Debt discount, premium, financing and reacquisition costs – net	(29)	—

Cash provided by financing activities	2,007	346

Cash flows — investing activities:
Capital expenditures	(1,047)	(926)
Business acquisition	(1,328)	—
Other – net	17	10

Cash used in investing activities	(2,358)	(916)

Net change in cash and cash equivalents	4	(20)
Cash and cash equivalents — beginning balance	3	21

Cash and cash equivalents — ending balance	$7	$1

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At June 30, 2019 and December 31, 2018; $ millions

	At 6/30/19	At 12/31/18
ASSETS
Current assets:
Cash and cash equivalents	$7	$3
Trade accounts receivable – net	652	559
Amounts receivable from members related to income taxes	3	—
Materials and supplies inventories – at average cost	136	116
Prepayments and other current assets	100	94

Total current assets	898	772
Investments and other property	122	120
Property, plant and equipment – net	18,631	16,090
Goodwill	4,751	4,064
Regulatory assets	1,775	1,691
Operating lease right-of-use and other assets	106	15

Total assets	$26,283	$22,752

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$1,073	$813
Long-term debt due currently	361	600
Trade accounts payable	370	300
Amounts payable to members related to income taxes	13	26
Accrued taxes other than amounts related to income	131	199
Accrued interest	78	68
Operating lease and other current liabilities	225	209

Total current liabilities	2,251	2,215
Long-term debt, less amounts due currently	7,470	5,835
Liability in lieu of deferred income taxes	1,747	1,602
Regulatory liabilities	2,756	2,697
Employee benefit, operating lease and other obligations	2,013	1,943

Total liabilities	16,237	14,292

Membership interests :
Capital account—number of units outstanding 2019 and 2018 – 635,000,000	10,210	8,624
Accumulated other comprehensive loss	(164)	(164)

Total membership interests	10,046	8,460

Total liabilities and membership interests	$26,283	$22,752

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Six Months Ended June 30, 2019 and June 30, 2018; mixed measures

	Q2 ‘19	Q2 ‘18	YTD ‘19	YTD ‘18
Electric energy volumes (gigawatt-hours):
Residential	9,871	11,379	20,190	21,824
Commercial, industrial, small business and other	21,645	21,279	41,438	40,269

Total electric energy volumes	31,516	32,658	61,628	62,093

Electricity distribution points of delivery (end of period and in thousands) (a)			3,655	3,590

(a)	Based on number of active meters

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.6 million homes and businesses and operating more than 138,500 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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